Exhibit 99.1

FOR IMMEDIATE RELEASE

E*TRADE FINANCIAL Media Relations Contact

Pam Erickson

E*TRADE FINANCIAL Corporation

617-296-6080

pam.erickson@etrade.com

E*TRADE FINANCIAL Investor Relations Contact

Adam Townsend

E*TRADE FINANCIAL Corporation

703-236-8719

adam.townsend@etrade.com

E*TRADE FINANCIAL CORPORATION ANNOUNCES STRATEGIC PLAN TO BETTER ALIGN

BALANCE SHEET AND OPERATIONS WITH RETAIL GROWTH OPPORTUNITY

Company Exits Wholesale Mortgage, Restructures Institutional Brokerage,

And Revises 2007 Guidance

New York, September 17, 2007 – E*TRADE FINANCIAL Corporation (NASDAQ: ETFC) today announced plans to realign its balance sheet and streamline business operations to focus on its retail growth opportunity. The Company is exiting or restructuring non-core businesses that lack a direct and strategic connection with its retail customers. The Company is also accelerating plans to shift the composition of its balance sheet toward retail assets and liabilities and to synchronize balance sheet growth with customer engagement. In addition, the Company is increasing the provision for loan losses due to charge-offs expected as a result of the disturbance in the credit markets. As a result of these actions, E*TRADE FINANCIAL is revising 2007 earnings guidance to account for higher provision for loan losses, potential securities impairments, reduced balance sheet growth and restructuring charges. Despite these factors, the Company confirms that its balance sheet funding sources remain sound and the Company remains well capitalized based on regulatory standards.

Management has provided a presentation outlining its plan and will host a conference call today at 5:30 p.m. (EDT) to present the details. In addition, the Company has updated the Supplemental Portfolio Disclosure originally released on August 16, 2007, with data as of August 31, 2007. Both presentations are available at https://investor.etrade.com.

“Today’s announcement addresses the recent shifts in the global financial markets and allows us to focus on accelerating plans to further align both our balance sheet and business operations with our core asset – the retail customer,” said Mitchell H. Caplan, Chief Executive Officer, E*TRADE FINANCIAL Corporation. “Growth in our target segment continues at record levels. The actions we have taken better position the franchise for future growth and high quality earnings.”

The specific details of the plan, and expected financial implications (all figures are pre-tax, with the exception of EPS and net income), include:

•	Balance sheet growth and composition strategy. For the foreseeable future, balance sheet growth, if any, will be driven by the continued growth in cash and deposit balances from retail investing and trading customers. Through at least 2008, interest-earning assets will remain relatively flat with third quarter levels, with growth in customer cash and deposits used to replace wholesale fundings. The Company plans to reduce balances in home equity, consumer loans and securities, replacing these assets as they pay down or mature with margin debt and prime first lien mortgages from retail customers. The planned run-off in home equity loans, consumer loans and securities will reduce both the overall level of risk within the portfolio and expected future loss levels. Through this initiative, the composition of the balance sheet will shift significantly toward retail assets and liabilities, reducing wholesale contributions to revenue and net income. The Company anticipates making this transition in an orderly fashion over the next 18-24 months. Given the expectations for limited balance sheet growth going forward, the capital needs of the overall business will be reduced – creating opportunities in higher return investments such as accelerated share and debt repurchase activity or other initiatives to strengthen the business.

•

Increased allowance for loan losses. Given the significant deterioration in the mortgage market in August and particularly the pace of change in the performance of home equity loans in August, the Company expects charge-offs of $95 million dollars and total provision expense of $245 million in the second half of 2007. The majority of this provision is expected to be recorded in the third quarter. With this additional reserve, allowance for loan losses as a percentage of non-performing loans is expected to increase to 75 percent based on assumptions for the second half of the year, up from 45 percent on June 30, 2007. Within home equity loans, where the Company and the marketplace have seen the most significant stress, the coverage will be approximately 100 percent, up from 51 percent as of June 30, 2007.

•

Potential for securities impairments. Embedded in the Company’s modified guidance is an assumed securities impairment of up to $100 million in the second half of 2007. The expected impairments in the guidance are predominantly related to deterioration in the performance of asset-backed securities comprised of second lien loans and CDOs (collateralized debt obligations).

•

Exiting and restructuring non-core businesses. The Company will exit its wholesale mortgage operations and will streamline its direct mortgage lending business to focus on its retail franchise. In addition, the Company will restructure its institutional sales trading business in a manner to better align it with retail activity. Total severance, restructuring and other exit charges are estimated to be approximately $32 million, the majority of which will occur in the fourth quarter.

As a result of the actions outlined above, the Company is revising its earnings outlook for 2007 to account for 1) higher provision for loan losses; 2) potential securities impairments; 3) slower balance sheet growth and composition expectations; and 4) exit and other restructuring charges. For the full year 2007, E*TRADE FINANCIAL expects GAAP net income of between $450 million and $500 million, and earnings per share of between $1.05 and $1.15 per share. This is down from its previous range of $1.53 to $1.67.

Today’s conference call will be available to domestic participants by dialing 888-694-4768, and to international participants by dialing 973-872-3197. The conference ID is 9235300. A live audio webcast of this conference call will also be accessible at https://investor.etrade.com.

About E*TRADE FINANCIAL

The E*TRADE FINANCIAL family of companies provides financial services including trading, investing, banking and lending for retail and institutional customers. Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC). Bank and lending products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries.

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Important Notice

E*TRADE FINANCIAL, E*TRADE and the E*TRADE logo are trademarks or registered trademarks of E*TRADE FINANCIAL Corporation. The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, anticipated increases in the rate of new customer acquisition, the conversion of new visitors to the site to customers, the activity of customers and assets held at the institution, seasonality, the development and enhancement of products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. Further information about these risks and uncertainties can be found in the information included in the annual reports previously filed by E*TRADE FINANCIAL Corporation with the SEC on Form 10-K (including information under the caption “Risk Factors”) and quarterly reports on Form 10-Q.

© 2007 E*TRADE FINANCIAL Corporation. All rights reserved.